Exhibit 10(k)

December 21, 1998

Larry Rapp

Chief Financial Officer

LCA-Vision, Inc.

7840 Montgomery Road

Cincinnati, OH 45236

RE:

Amendment to cash flow coverage covenant

Dear Larry,

This letter will serve as Provident Bank’s consent to amend Section 6.5 and 6.5.1 of the Loan and Security Agreement between LCA-Vision and the Bank dated June 29, 1998 as follows:

EBITDA to Debt Service

6.5

Permit the ratio of EBITDA to the sum of: (i) current maturities of Senior Debt (for purposes of this covenant, current maturities of senior debt will include only 12 monthly payments totaling $139,992 which represents the current portion of a certain term loan in the original amount of $2,100,000 secured by a C.D. in the amount of $2,100,000) and capitalized lease payments plus (ii) interest expense, each to be calculated for the same period, to be less than 1.5 for the following periods:

6.5.1

For the quarter ending 12/31/98, EBITDA for the quarter ending 12/31/98 will be annualized; for the quarter ending 3/31/99, accumulated EBITDA for the quarters ending 12/31/98 and 3/31/99 will be annualized; for the quarter ending 6/30/99, accumulated EBITDA for the quarters ending 12/31/98, 3/31/99, and 6/30/99 will be annualized.

6.5.2

For the fiscal quarters ending on 9/30/99 and thereafter, calculated at the end of each fiscal quarter on an historical trailing four quarter basis.

Larry, if you are in agreement, please indicate by signing below, otherwise call me with questions. Thank you for your help on this matter and, Happy Holidays!

Sincerely

/s/ Rick Wirthlin

Rick Wirthlin

Vice President

AGREED AND ACKNOWLEDGED:

LCA-Vision, Inc.

By:  /s/ Larry Rapp

       Larry Rapp

Its:  CFO and Treasurer

Date:  23 December 1998